Filed Pursuant to Rule 424(b)(4)

Registration File No. 333-232931

Prospectus

7,762,500 Shares of Common Stock Issuable upon Exercise of Previously Issued Warrants

We are offering 7,762,500 shares of our common stock, par value $0.001 per share, issuable upon exercise of warrants issued on a registration statement on Form S-1, which was declared effective on August 14, 2019 (File No. 333-232931) (as amended, the “Registration Statement”). On August 16, 2019, pursuant to the Registration Statement, we issued (i) 4,895,000 shares of our common stock, (ii) warrants to purchase 7,762,500 shares of our common stock, with an exercise price of $1.00 per share (the “Warrants”) and (iii) pre-funded warrants to purchase 2,655,000 shares of our common stock, with an exercise price of $0.01 per share (the “Pre-Funded Warrants”). As of the date of this prospectus, the Pre-Funded Warrants have been exercised in full.

In order to obtain the shares of common stock to which this prospectus relates, the holders of the Warrants must pay the exercise price. We will receive proceeds from any exercises of the Warrants, but not from the sale of the underlying common stock. Please see the section titled “Plan of Distribution” for more information regarding the offering.

Our common stock is listed on The Nasdaq Capital Market under the symbol “DMPI.” On November 12, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.735 per share. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2019.

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ABOUT THIS PROSPECTUS

On August 1, 2019, we filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-232931) or, as amended, the Registration Statement. The Registration Statement was originally declared effective by the SEC on August 14, 2019. The Registration Statement originally covered a primary offering of (i) 4,095,000 shares of our common stock, par value $0.001 per share, or the Common Stock, (ii) pre-funded warrants to purchase an aggregate of 2,655,000 shares of Common Stock and (iii) common warrants to purchase an aggregate of 6,750,000 shares of Common Stock.

On August 16, 2019, we closed on the sale of (i) 4,895,000 shares of Common Stock, (ii) pre-funded warrants to purchase an aggregate of 2,655,000 shares of Common Stock and (iii) common warrants to purchase an aggregate of 7,762,500 shares of Common Stock (the “Warrants”), including 800,000 shares of Common Stock and warrants to purchase an aggregate of 1,012,500 shares of Common Stock sold pursuant to a partial exercise by the underwriters of the underwriters’ option to purchase additional securities.

This updated prospectus is part of the original Registration Statement relating to the offering and sale of 7,762,500 shares of our common stock issuable upon exercise of the Warrants.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DelMar Pharmaceuticals, Inc. and its consolidated subsidiaries are referred to herein as “DelMar,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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SUMMARY

This summary highlights certain information about DelMar Pharmaceuticals, Inc., this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Business

Background

DelMar Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) is a clinical stage, biopharmaceutical company focused on the development and commercialization of new cancer therapies. Our mission is to benefit patients by developing and commercializing anti-cancer therapies for patients whose solid tumors exhibit features that make them resistant to, or unlikely to respond to, currently available therapies, with particular focus on orphan cancer indications.

As of September 30, 2019, we have spent approximately $42.7 million of shareholder capital in developing VAL-083, a novel, validated, DNA-targeting agent, for the treatment of drug-resistant solid tumors such as glioblastoma multiforme (“GBM”) and potentially other solid tumors, including ovarian cancer, non-small cell lung cancer (“NSCLC”), and diffuse intrinsic pontine glioma (“DIPG”). VAL-083 is a first-in-class, small-molecule, DNA-targeting chemotherapeutic that has demonstrated activity against a range of tumor types in prior Phase 1 and Phase 2 clinical studies sponsored by the US National Cancer Institute (“NCI”). As part of our business strategy, we leverage and build upon these prior NCI investments and data from more than 40 NCI- Phase 1 and Phase 2 clinical studies, which includes an estimated 1,000 patient safety database, added to our own research to identify and target unmet medical needs in modern cancer care. DNA-targeting agents are among the most successful and widely used treatments for cancer. Their efficacy is based on the ability to bind with a cancer cell’s DNA and interfere with the process of protein production required for growth and survival of cancer cells. “First-in-class” means that VAL-083 embodies a unique molecular structure which is not an analogue or derivative of any approved product, or product under development, for the treatment of cancer.

Prior studies of VAL-083 have shown increased median overall survival benefits versus radiation alone, validating the tumor affecting properties of VAL-083. Our recent research has highlighted the opportunities afforded by VAL-083’s unique mechanism of action and its potential to address unmet medical needs in a well-defined and acknowledged biomarker selected population within the larger GBM population. We are thus focusing our initial development efforts on patients whose tumors exhibit biological features that make them resistant to, or unlikely to respond to, currently available therapies as identified by National Comprehensive Cancer Network (“NCCN”). For example, our research demonstrating VAL-083’s activity in GBM independent of the O6-methyl guanine methyltransferase (“MGMT”) methylation status allows us to focus patient selection based on this important biomarker and thus improve the probability of success in our current and future clinical studies.

We are currently conducting two open-label, biomarker driven Phase 2 studies in MGMT-unmethylated GBM. MGMT is a DNA-repair enzyme that is associated with resistance to temozolomide (“TMZ”), the current standard-of-care chemotherapy used in the treatment of GBM. Greater than 60% of GBM patients have MGMT-unmethylated tumors and exhibit a high expression of MGMT, which is correlated with TMZ treatment failure and poor patient outcomes as indicated in the NCCN guidelines for GBM treatment published in September, 2017. Our research demonstrates that VAL-083’s anti-tumor activity is independent of MGMT expression. In our current Phase 2 studies we are using MGMT as a biomarker to identify patients for treatment with VAL-083 in three distinct GBM patient populations:

-	First-line in combination with radiation

-	As adjuvant therapy immediately following chemoradiation and initial TMZ treatment, and

-	In the recurrent treatment setting.

If successful, the results of these studies could position VAL-083 for advancement to pivotal clinical studies as a potential replacement for TMZ in MGMT-unmethylated GBM. As both of our clinical studies are open label studies, we anticipate presenting data from these studies at peer reviewed scientific meetings during the latter part of calendar year 2019 as well as during the first half of calendar year 2020.

With respect to our STAR-3, Phase 3 study, we have finalized the decision to discontinue this clinical study due to patient enrollment rates, potential ability to measure positive results in a study that did not pre-select a biomarker identified patient population, and potential risk of success assessment. As importantly, terminating the study has allowed us to focus on more rapid enrollment of GBM patients in our two biomarker-driven Phase 2 studies.

In September 2017, we filed an investigational new drug application (“IND”) for the use of VAL-083 in ovarian cancer, along with a protocol for a Phase 1/2, open-label, multicenter, study of VAL-083 in patients with Recurrent Platinum Resistant Ovarian Cancer (the REPROVe study). The US Food and Drug Administration (“FDA”) has allowed this study to begin enrolling patients, but based on ongoing evaluation and input from our ovarian clinical advisory board, we are reassessing the ovarian cancer program. We are in the process of evaluating the best path forward in ovarian cancer and are looking at various strategic options including combination with PARP inhibitors. As a result, we have inactivated the IND while we explore alternative study designs.

In addition to our clinical development activities in the United States, pursuant to our collaboration with Guangxi Wuzhou Pharmaceutical (Group) Co. Ltd. (“Guangxi Wuzhou Pharmaceutical Company”), we have provided Guangxi Wuzhou Pharmaceutical Company certain commercial rights to VAL-083 in China where it is approved as a chemotherapy for the treatment of chronic myelogenous leukemia (“CML”) and lung cancer. Guangxi Wuzhou Pharmaceutical Company is the only manufacturer presently licensed by the China Food and Drug Administration (“CFDA”) to produce the product for the China market.

We have a broad patent portfolio to protect our intellectual property. Our patent applications claim composition of matter and methods of use of VAL-083 and related compounds, synthetic methods, and quality controls for the manufacturing process of VAL-083. We believe that our portfolio of intellectual property rights provides a defensible market position for the commercialization of VAL-083. In addition, VAL-083 has been granted protection under the Orphan Drug Act by the FDA and the European Medicines Agency (“EMA”) for the treatment of gliomas, including GBM. The FDA has also granted Orphan Drug protection to VAL-083 for the treatment of medulloblastoma and ovarian cancer.

Our corporate development strategy is to advance VAL-083 on an indication-by-indication basis, and then to consider out-licensing our products when they have matured enough to warrant proper licensing valuations. In addition to VAL-083’s applicability to multiple solid tumor indications, we are also constantly evaluating licensing, or acquiring additional product candidates, in order to establish a product pipeline and to position us for long-term sustainability and growth of shareholder value. We believe the experience of our clinical development team will position us to efficiently develop possible drug candidates that we may acquire, or license, in the future.

We intend to continue to evaluate options for our strategic direction. These options may include raising additional capital, the acquisition of another company and/or complementary assets, our sale, or another type of strategic partnership.

Company Information

We are a Nevada corporation formed on June 24, 2009 under the name Berry Only, Inc. (“Berry’). Prior to a reverse acquisition undertaken on January 25, 2013, Berry did not have any significant assets or operations. We are the parent company of Del Mar Pharmaceuticals (BC) Ltd. (“Del Mar (BC)”), a British Columbia, Canada corporation incorporated on April 6, 2010, that is focused on the development of drugs for the treatment of cancer. We are also the parent company to 0959454 B.C. Ltd., a British Columbia corporation (“Callco”), and 0959456 B.C. Ltd., a British Columbia corporation (“Exchangeco”). Callco and Exchangeco were formed to facilitate the reverse acquisition.

Effective September 1, 2019, we moved our corporate head office from Vancouver, British Columbia, Canada, to San Diego, California. The Vancouver office will remain open as an administrative office.

The Offering

Common stock offered by us	7,762,500 shares of common stock issuable upon the exercise of the Warrants. The Warrants have an exercise price of $1.00 per share, have been exercisable since the date of issuance, and will expire on August 16, 2024.

Common stock outstanding prior to this offering	11,407,513 shares of common stock.

Common stock outstanding after this offering	19,170,013 shares (assuming the full exercise of the Warrants).

Use of proceeds	In order to obtain the shares of common stock underlying the Warrants, the holders thereof must pay the applicable exercise price. We will receive proceeds from any exercises of the Warrants, but not from the sale of the underlying common stock. We currently expect to use the net proceeds from this offering for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from this offering for investments in businesses, products or technologies that are complementary to our business. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Market Symbol and trading	Our common stock is listed on The Nasdaq Capital Market under the symbol “DMPI.” There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 11,407,513 shares of our common stock outstanding as of November 12, 2019 and excludes as of such date:

●	1,577,949 shares of our common stock (of which 799,199 options are subject to stockholder approval of the increase in the number of shares authorized for issuance under our 2017 Omnibus Incentive Plan at the next annual meeting of stockholders) issuable upon the exercise of stock options, with a weighted-average exercise price of $4.56 per share;

●	9,683,596 shares of our common stock issuable upon the exercise of outstanding warrants, including the Warrants, with a weighted-average exercise price of $2.86 per share; and

●	1,250 other shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. In determining whether to purchase our common stock, an investor should carefully consider all of the material risks described below, the risk factors set forth under the heading “Risk Factors” beginning on page 36 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as well as those set forth under the headings “Risk Factors” beginning on page 37 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which documents is on file with the SEC and is incorporated by reference into this prospectus, together with the other information contained in this report before making a decision to purchase our securities. An investor should only purchase our securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds from this offering for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from this offering for investments in businesses, products or technologies that are complementary to our business. We have not allocated specific amounts of the net proceeds from this offering for any specific purposes. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

The Warrant exercise price is higher than the net tangible book value per share of our common stock. Therefore, upon the exercise of the Warrants, you will incur immediate dilution relative to the net tangible book value per share of common stock compared with the price per share that you pay for the common stock. If the holders of outstanding options exercise those options at prices below exercise prices of the Warrants, you will incur further dilution. See “Dilution.”

A significant number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

If all of the Warrants are exercised, we would issue 7,762,500 shares of our common stock. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock on The Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

All statements, other than statements of historical fact, included regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements. Examples of our forward-looking statements include:

●	our ability to raise funds for general corporate purposes and operations, including our research activities and clinical trials;

●	our ability to recruit qualified management and technical personnel;

●	the success of our clinical trials;

●	our ability to expand our international business;

●	our ability to obtain and maintain required regulatory approvals for our products;

●	our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

●	our ability to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our current and planned products; and

●	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus and the documents incorporated herein by reference also refer to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

Assuming the exercise of all of the Warrants, we would receive estimated gross proceeds of approximately $7,762,500. We do not expect to pay any expenses in connection with any Warrant exercises.

We intend to use the net proceeds from this offering for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from this offering for investments in businesses, products or technologies that are complementary to our business, although we have no present commitments or agreements to make any such investments as of the date of this prospectus. We expect to use any proceeds we receive from the exercise of warrants for substantially the same purposes and in substantially the same manner. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Our management will have broad discretion as to the allocation of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering.

DILUTION

If you purchase shares of our common stock in this offering by exercising the Warrants, you will experience dilution to the extent of the difference between the Warrant exercise price per share of common stock and net tangible book value per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2019, our net tangible book value was approximately $7.0 million, or $0.62 per share of our common stock (based upon 11,406,233 shares of our common stock on an as-exchanged basis with respect to the shares of Exchangeco that can be exchanged for shares of common stock of the Company).

Assuming the full exercise of the Warrants, our net tangible book value as of September 30, 2019 would have been approximately $14.7 million, or approximately $0.77 per share of our common stock. This represents an immediate increase in net tangible book value of $0.15 per share to existing stockholders and an immediate dilution of $0.23 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Exercise price per share of common stock		$1.00
Net tangible book value per share as of September 30, 2019	$0.62
Increase in net tangible book value per share after this offering	$0.15
Net tangible book value per share after this offering		$0.77
Dilution per share to new investors		$0.23

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the exercise price of the Warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The foregoing tables and calculations are based on 11,406,233 shares of our common stock outstanding as of September 30, 2019 and excludes as of such date:

●	1,329,199 shares of our common stock (of which 549,199 options are subject to stockholder approval of the increase in the number of shares authorized for issuance under our 2017 Omnibus Incentive Plan at the next annual meeting of stockholders) issuable upon the exercise of stock options, with a weighted-average exercise price of $5.28 per share;

●	9,683,596 shares of our common stock issuable upon the exercise of outstanding warrants, including the Warrants, with a weighted-average exercise price of $2.86 per share; and

●	No other shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of capital stock, including 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 12, 2019, we had 11,399,700 shares of common stock, 278,530 shares of Series A Preferred Stock (as defined below), 648,613 shares of Series B Preferred Stock (as defined below), and one share of Special Voting Preferred Stock (as defined below) issued and outstanding and 7,813 shares of common stock issuable upon exchange of Exchangeable Shares of 0959456 B.C. Ltd., a British Columbia corporation (“Exchangeco”) (which shares are recognized on an as-exchanged for common stock basis for financial statement purposes).

We are offering 7,762,500 shares of our common stock underlying the Warrants.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our articles of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders may be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon or by the written consent of a majority of the voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors (or a designee thereof) acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 3,721,469 of which shares are undesignated, with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Our Board of Directors previously established a series of preferred stock designated as the Special Voting Preferred Stock (“Special Voting Preferred Stock”), comprising of one share of Special Voting Preferred Stock, which remains outstanding as of November 12, 2019. The Special Voting Preferred Stock is not entitled to receive any dividends declared. In the event of liquidation, the Special Voting Preferred Stock is not entitled to receive any assets of the Company available for distribution. The Special Voting Preferred Stock is entitled to cast the number of votes equal to the number of exchangeable shares (“Exchangeable Shares”) of 0959456 B.C. Ltd. (“Exchangeco”) outstanding (i) that are not owned by the Company or any affiliated companies and (ii) as to which the holder of the Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement entered into by and among the Company, 0959454 B.C. Ltd., or Callco, Exchangeco and Computershare Trust Company of Canada. The Special Voting Preferred Stock is entitled to vote as a single class with the common stock.

Our Board of Directors previously established a series of preferred stock designated as Series A Preferred Stock (“Series A Preferred Stock”), comprising 278,530 shares of preferred stock, of which all shares remain outstanding as of November 12, 2019. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series A Preferred Stock is entitled to receive, in preference to the common stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of $1.00 per share of Series A Preferred Stock (the “Series A Stated Value”). Series A Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series A Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to the Series A Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series A Preferred Stock. The Series A Preferred Stock cannot be transferred without the prior written consent of the Company.

Our Board of Directors previously established a series of preferred stock designated as Series B Preferred Stock (“Series B Preferred Stock”), comprising 1,000,000 shares of preferred stock, of which 648,613 shares remain outstanding as of November 12, 2019. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock and pari passu with the Series A Preferred Stock, annual cumulative dividends equal to 9% of $8.00 per share (the “Series B Stated Value”), accruing quarterly on the date of issue and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year. At the time shares of Series B Preferred Stock are converted into common stock, accrued and unpaid dividends will be paid in cash or with shares of common stock. In the event we elect to declare any dividends on the common stock, the Series B is entitled on an as-converted basis. Series B Preferred Stock is entitled to vote with common stock, on an as-converted basis, as a single class with common stock. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock and pari passu with the Series A Preferred Stock, a liquidation payment equal to the Series B Stated Value plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into 0.25 fully paid shares of common stock at the option of a holder as long as we have sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization. The Series B Preferred Stock will automatically convert into common stock on the earlier of (i) five years from April 29, 2016, or (ii) upon the approval of the our VAL-083 by the U.S. Food and Drug Administration or the European Medicines Agency so long as the closing bid price of our stock at the time of such approval is at least $80.00 per share.

The Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Form. The Warrants were issued as individual warrant agreements to the investors.

Exercisability. The Warrants are exercisable on the date of issuance, and at any time thereafter up to five years from August 16, 2019, the initial exercise date, at which time any unexercised Warrants will automatically be exercised through a cashless exercise. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will at our option, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or issue a full share in lieu of the fractional share.

Exercise Limitation. A holder does not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants have an exercise price of $1.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the holder may elect to exercise the Warrant effective at closing of the fundamental transaction and receive the same consideration as the holder would have been entitled to had the holder exercised the Warrant immediately prior to closing of the fundamental transaction or the holder may require that the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Anti-takeover Effects of Nevada Law and our Articles of Incorporation, as amended and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Special Meetings

Special meetings of the stockholders may only be called by our Board of Directors or such person or person authorized by the Board of Directors.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the NRS, restricts the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for two (2) years after the date that the person first became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the purchase of shares by the interested stockholder is approved by the board of directors before that date or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

If this approval is not obtained, then after the expiration of the two (2) year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or the combination is (a) a combination or transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder, or (b) a combination approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder, or any affiliate or associate of the interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other entity that after and as a result of the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to more than 5% of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of a corporation, or (z) representing more than 10% of the earning power or net income of a corporation.

The provisions of Nevada law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Warrants

As of November 12, 2019, we had issued and outstanding warrants to purchase up to 9,683,596 shares of common stock, exercisable at prices ranging from $1.00 per share to $59.30 per share, including the Warrants.

Stock Options

As of November 12, 2019, we had issued and outstanding options to purchase up to 1,577,949 shares of common stock (of which 799,199 options are subject to stockholder approval of the increase in the number of shares authorized for issuance under our 2017 Omnibus Incentive Plan at the next annual meeting of stockholders), exercisable at prices ranging from $0.61 per share to $92.00 per share.

Performance Stock Units

As of November 12, 2019, we had no issued and outstanding performance stock units for shares of common stock.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statute and subject to any limitations set forth in our articles of incorporation. The purpose of authorizing the Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock, preferred stock and the warrant agent for the warrants is Mountain Share Transfer, Inc.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock.”

Plan of Distribution

We are offering 7,762,500 shares of our common stock underlying the Warrants. The terms of such Warrants are described under “Description of Capital Stock – Warrants.”

The common stock issuable upon the exercise of the Warrants will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the shares upon exercise of the Warrants.

The shares of common stock offered by this prospectus will be issued and sold upon the exercise of the Warrants. Shares of common stock issuable upon exercise of the outstanding Warrants will be listed on The Nasdaq Capital Market under the symbol “DMPI.” The common stock will be distributed to holders who exercise the Warrants and deliver payment of the purchase price, in accordance with the terms of the applicable Warrant.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fennemore Craig, P.C., Reno, Nevada.

EXPERTS

The consolidated financial statements of DelMar Pharmaceuticals, Inc. appearing in DelMar Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated by reference in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of the registration statement, but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Additionally, you may access our filings with the SEC through our website at http://www.delmarpharma.com. The information on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on September 9, 2019;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 13, 2019;

●	our Current Reports on Form 8-K filed with the SEC on August 1, 2019, August 14, 2019, August 15, 2019, August 16, 2019, September 9, 2019, September 27, 2019 and October 1, 2019; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed on July 8, 2016, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to DelMar Pharmaceuticals, Inc., Attn: Chief Financial Officer, 12707 High Bluff Dr., Suite 200, San Diego, California, 92130. You may also direct any requests for documents to us by telephone at (858) 350-4364 or e-mail at spraill@delmarpharma.com.

7,762,500 Shares of Common Stock Issuable upon Exercise of Previously Issued Warrants

PROSPECTUS

November 20, 2019